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Excerpt of the Minutes
of the Clerk's Office of the
Creteil Commercial Court
Court decision dated February 5, 1998 5th Chamber

PCL No.: 97J00986
SA LABORATOIRES SORAPEC
RG No. : 98L00332

DEBTOR

SA LABORATOIRES SORAPEC 192 rue Carnot, 94120 FONTENAY-SOUS-BOIS
RCS: B324502194 86B23563

Legal representative : Jean-François OZANNE, Chairman of the Board of Directors

Represented by Mr. LEFEBVRE, attorney

MEMBERS OF THE COURT

Judgement rendered after due hearing of the parties, in first resort.

Debates and decision to deliberate during the February 5, 1998 hearing held in the Court Chambers in the presence of Mr. Roger PRUDHOMME, President, Mr. Jean-Pierre RIVOAL, Mr. Guy COMBAREL, Mr. Jean-Pierre LEJEUNES, Mr. Philippe GUYOT, Judges

Deliberation by and between the same judges.

Pronounced at the public hearing of February 5, 1998 in the presence of Mr. Georges MERCIER, President, Mr. Jean-Pierre LEJEUNES, Mr. Philippe GUYOT, judges, assisted by Mr. Olivier AUDEBERT, Clerk of the Court.

Minutes signed by the President and the Clerk of the Court.

AFTER COMMUNICATION OF THE PROCEDURE TO THE PROSECUTOR AND AFTER DELIBERATION

By judgement dated August 21, 1997, the court opened a receivership procedure in accordance with the provisions of law No. 85-98 of January 25, 1985 against SA LABORATOIRES SORAPEC.

Mr. BARONNIE presented his report to the Court describing the company's social and economic situation and proposing a reorganization plan.

Said report, filed with the Clerk's Office on December 3, 1997, has been communicated to the debtor, to the workers' council, to the creditors' representative, to the prosecutor and to the administrative authority which is competent in employment laws.

The following parties have been invited to report to the Court Chambers on February 5, 1998:

Mr. OZANNE, Chairman & President, who appeared, assisted by counsel, Mr. LEFEBVRE

Mrs. Noëlle TASSIN, employee Representative, who appeared

Mr. CHAVANNE, Commercial Director, who appeared

In the presence of Mr. Gilles BARONNIE, administrator, and Mr. Pierre SEGUI, creditors' representative.

The public prosecutor has been advised of the date of the hearing.

The report which was filed with the Clerk's Office concludes that the company can continue its operations under the following conditions:
-	Payment of 100% of the superprivileged creditors upon confirmation of the plan.
-	Payment of 100% of all other creditors in 4 equal annual installments, namely 25% each, starting one year after confirmation of the reorganization plan.

Funding by RIDGEWOOD bank, Messrs. ROOSEVELT, THOMPSON, SCHRAFL and SNYDER of an initial amount of 1,750,000 francs upon confirmation of the plan, and of a second amount of ,750,000 francs four months thereafter, the rights of the employee-shareholders having been preserved.

During the chamber meeting, the following observations were made by:
-	The debtor, who expresses confidence in its ability to execute the plan
-	The employee representative, who is favorable
-	The creditors' representative, who informs the court that, out of the a total of 58 creditors:
	*	34 with aggregate amounts due of 2,508,842 francs, accept the plan
	*	2 with aggregate amounts due of 622,299 francs, refuse the plan
	*	22 with aggregate amounts due of 310,721 francs, did not respond and are therefore considered to accept the plan.

Accordingly, the plan can be confirmed.

It follows that the court's ruling is on the terms outlined below.

The parties have been advised of the date of the court decision.

IN CONSIDERATION THEREOF,

the Court, Confirms the reorganization plan of SA LABORATOIRES SORAPEC

This plan includes the following provisions:
-	100% repayment of the superprivileged creditors upon confirmation of the plan.
-	100% repayment of preferential and unsecured creditors in 4 equal annual installments, 25% each, starting one year after the plan confirmation date.

Funding by RIDGEWOOD bank, Messrs. ROOSEVELT, THOMPSON, SCHRAFL and SNYDER of a first amount of 1,750,000 francs upon confirmation of the plan, and of a second amount of 1,750,000 francs, 4 months thereafter, the rights of the employee-shareholders having been preserved.

Designates Mr. Ozanne to execute the plan and formally advises him of commitments made pursuant to the plan.

Sets the duration of the plan at 5 years and designates during this period Mr. Pierre SEGUI as plan administrator with the mission specified in article 67 of the January 25, 1985 law.

Maintains Mr. Roger PRUDHOMME, as judge-commissioner and Mr. Jacques BUCHFINCK, as substitute judge-commissioner until the final settlement of the accounts of the administrator and creditors' representative.

Maintains Mr. BARONNIE as administrator with necessary powers to start implementing the plan during a 5-month period.

Maintains Mr. SEGUI as creditors' representative until the completion of the debt verification procedure.

Orders the provisional execution of the present judgement.

States that all cost be treated as priviledged receivership expenses.

DOCUMENT STAMPED
WITH THE CRETEIL COMMERCIAL COURT STAMP
AND DATED 23 FEBRUARY 1998